Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Plan”), dated as of _______________, 2007, by and among Multi-Fineline Electronix, Inc., a Delaware corporation (“M-Flex” and after the Effective Time (as defined in Section 10 below), the “Surviving Corporation”), New M-Flex Holding Corporation, a Delaware corporation and the direct subsidiary of M-Flex (“New
M-Flex”), and Transco Inc., a Delaware corporation and indirect subsidiary of M-Flex and direct subsidiary of New M-Flex (“Merger Sub”), sets forth the terms of the merger (the “Merger”) of Merger Sub into M-Flex. The Merger will effect the holding company reorganization of M-Flex pursuant to which M-Flex will become a wholly owned subsidiary of New M-Flex.

WHEREAS, the authorized capital stock of M-Flex consists of (a) 100,000,000 shares of common stock, par value $0.0001 per share (“M-Flex Common Stock”), of which, 24,504,831 shares were issued and outstanding as of January 31, 2007, and (b) 5,000,000 shares of undesignated preferred stock, par value $0.0001 per share, none of which is currently outstanding (“M-Flex Undesignated Preferred Stock”).

WHEREAS, New M-Flex is and, at all times since its organization, has been a wholly owned subsidiary of M-Flex with authorized capital stock consisting of 1,000 shares of common stock, par value $0.0001 per share (“New M-Flex Common Stock”), of which, 1,000 shares are currently issued and outstanding.

WHEREAS, the Restated Certificate of Incorporation and the Bylaws of New M-Flex immediately after the Effective Time will contain provisions substantially identical to the Restated Certificate of Incorporation and Bylaws of M-Flex immediately before the Effective Time.

WHEREAS, at the Effective Time, the designations, rights and preferences, and the qualifications, limitations and restrictions thereof, of the New M-Flex Common Stock and the New M-Flex undesignated preferred stock are the same as those of the M-Flex Common Stock and the M-Flex Undesignated Preferred Stock, respectively.

WHEREAS, Merger Sub is a wholly owned subsidiary of New M-Flex with authorized capital stock consisting of 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), of which, 1,000 shares are currently issued and outstanding.

WHEREAS, the Board of Directors of each of M-Flex, New M-Flex and Merger Sub have determined that it is desirable and in the best interests of M-Flex, New M-Flex and Merger Sub, respectively, that M-Flex should merge with and into Merger Sub, with
M-Flex as the surviving corporation and a wholly owned subsidiary of New M-Flex.

NOW, THEREFORE, the parties hereby prescribe the terms and conditions of the Merger and the mode of carrying the same into effect as follows:

1. Merger of Merger Sub with and into M-Flex. At the Effective Time, Merger Sub shall merge with and into M-Flex in accordance with Section 251 of the Delaware General

Corporation Law (the “DGCL”), and the separate existence of Merger Sub shall cease and M-Flex shall be a direct wholly owned subsidiary of New M-Flex. M-Flex shall be the surviving corporation and assume all of the rights, privileges, assets and liabilities of Merger Sub. Merger Sub and M-Flex are the only constituent corporations to the Merger.

2. Name of Surviving Corporation. The name of the surviving corporation shall be “M-Flex U.S., Inc.”.

3. Effect of the Merger. The effect of the Merger shall be as provided in Section 251 of the DGCL. As a result of the Merger, by operation of law and without further act or deed, at the Effective Time, all property, rights, interests and other assets of Merger Sub shall be transferred to and vested in the Surviving Corporation, and the Surviving Corporation shall assume all of the liabilities and obligations of Merger Sub.

4. Effect on Capital Stock and Related Purchase Rights. At the Effective Time:

(a) Each then issued and outstanding share of New M-Flex Common Stock held by M-Flex will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without conversion or issuance of any shares of stock of the Surviving Corporation with respect thereto.

(b) Each then issued and outstanding share or fraction of a share, of M-Flex Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share or equal fraction of a share of New M-Flex Common Stock, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as a share of M-Flex Common Stock immediately prior to the Effective Time.

(c) Each then issued and outstanding share of Merger Sub Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share of common stock of the Surviving Corporation.

5. Certificates. At the Effective Time, each outstanding certificate that, immediately prior to the Effective Time, evidenced
M-Flex Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of New M-Flex Common Stock into which such shares of M-Flex Common Stock were converted pursuant to Section 4(b) of this Plan.

6. Certificate of Incorporation, Bylaws, Officers and Directors. The Certificate of Incorporation of M-Flex in effect immediately prior to the Effective Time, as amended and restated pursuant to Section 7 of this Plan, shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of M-Flex, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation. The officers and directors of M-Flex immediately prior to the Effective Time shall be the officers and directors of New M-Flex as of the Effective Time. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation as of the Effective Time.

7. Amendment to Certificate of Incorporation. Automatically, upon filing the Certificate of Merger in accordance with the DGCL, including Section 251(g)(7)(i) thereof, the Certificate of Incorporation of the Surviving Company shall be amended and restated in its entirety as set forth on Exhibit A hereto.

8. Assumption of Certain Agreements and Plans. New M-Flex and M-Flex hereby agree that they will, at the Effective Time, execute, acknowledge and deliver one or more assignment and assumption agreements pursuant to which M-Flex will assign and New M-Flex will assume, from and after the Effective Time, all rights, duties and obligations required under the following:

(a) M-Flex Indemnification Agreements with officers and directors;

(b) M-Flex 1994 Stock Plan, as amended;

(c) M-Flex 2004 Stock Incentive Plan, as amended and restated.

9. Plan of Reorganization. This Plan shall constitute a plan of reorganization of M-Flex and Merger Sub.

10. Filing and Effective Time. If this Plan has not been terminated pursuant to Section 11 hereof, after this Plan has been duly approved in the manner required by law, appropriate Articles of Merger and this Plan shall be filed by M-Flex and Merger Sub pursuant to and in accordance with the DGCL. The Merger shall be effective at 6:00 a.m., Eastern Time, on _______________, 2007 (the “Effective Time”).

11. Termination. This Plan may be terminated and the Merger abandoned by the Board of Directors of M-Flex at any time prior to the Effective Time.

12. Adoption and Approval. The Plan was adopted and approved by the Board of Directors of M-Flex on _______________, 2007 and by the stock holders of M-Flex on _______________, 2007. The Plan was adopted and approved by the Board of Directors and the sole stockholder of Merger Sub on _______________, 2007.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first above written.

MULTI-FINELINE ELECTRONIX, INC.

By
Name: Philip A. Harding
Title: Chief Executive Officer

NEW M-FLEX HOLDING CORPORATION

By
Name: Philip A. Harding
Title: Secretary

TRANSCO INC.

By
Name: Philip A. Harding
Title: Secretary

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